Exhibit 10.1

April 10, 2025

Via email

Mr. Mark Frost

Re:        Offer of Employment

Dear Mark:

On behalf of Harvard Bioscience, Inc. (“HBIO” or the “Company”), I am pleased to extend to you an offer of full-time employment as the Company’s Interim Chief Financial Officer and Treasurer, reporting to me. Your principal place of employment will be the Company’s offices in Holliston, Massachusetts.

Start Date:	Upon the resignation of the Company’s current Chief Financial Officer and Treasurer.
Base Salary:	Beginning on the Start Date, you will receive an annualized base salary of $320,000, payable according the Company’s then-current payroll practices and subject to all applicable deductions and withholdings.
Cash Incentive Bonus:	You will be eligible to receive a cash incentive bonus in the amount of $50,000. The cash incentive bonus will be payable upon the Company’s repayment in full of the indebtedness due under the Company’s existing term loan and senior revolving credit facility, subject to your continued employment with the Company at the time of such repayment.
Equity Award:

Total Number of RSUs: An equity award of 100,000 time-based restricted stock units (“RSUs”).

Grant Date: The RSUs will be granted on the Start Date.

Vesting: The RSUs will vest in full one year from the Grant Date (the “Vesting Date”), subject to your continued employment with the Company. If your employment is terminated by the Company without Cause or by you for any reason prior to the Vesting Date, a number of RSUs equal to the Total Number of RSUs multiplied by the number of full months elapsed from the Grant Date to the date of such termination of employment divided by 12 shall vest as of the date of termination.

Other Terms and Conditions: Your Equity Award will be subject to the terms and conditions set forth in the Company’s current form of award agreement for time-based awards (the “Award Agreement”) and your acceptance of the terms thereof; provided, however, that Section 5 of the Award Agreement will not apply.

Indemnification:	The Company will carry reasonable and customary D&O liability insurance coverage for the benefit of its officers, including yourself, during the term of this Agreement and for a customary tail period following the termination of your employment. You will be entitled to be indemnified (i) by the Company consistent with the Company’s Second Amended and Restated Certificate of Incorporation, and (ii) pursuant to the Company’s form of directors and officers indemnification agreement.
Other Benefits	You will also be eligible for all other customary benefits offered to our full-time employees. These include group health, and dental, life, and disability insurance, the company 401(k) plan, eleven (11) paid holidays, and vacation and sick days.
Conditions of Employment

Your employment at the Company will be “at will.” Either you or the Company may terminate your employment at any time for any reason, with or without cause. No definite term of employment is intended or offered. You also recognize that you are being offered an interim role and that you will not be eligible for severance or other similar termination benefits in the event of termination of your employment for any reason. Your existing consulting agreement will terminate as of the Start Date.

Your offer of employment is conditional upon the following:

•      Satisfactory completion of a background check.

•      You must sign the Company’s form of Confidential, Proprietary Rights and Non-Solicitation Agreement and return the document to Human Resources before your Start Date.

•      You must sign the Company’s Code of Conduct and return the document to Human Resources before your Start Date.

•      You represent that there are no contractual or other obligations with a former employer that would prohibit or interfere with your ability to work for HBIO.

•      Under the Immigration and Control Act (IRCA), you must be able to verify your identity and authorization to work as required by federal law.

•      You confirm your formal acceptance by signing this letter and returning it to Lori Packer, HBIO’s Chief Human Resources Officer via email.

If this offer meets with your understanding, please sign below, and return it to Lori Packer's attention by April 10, 2025. I look forward to you becoming a full-time member of our team. Should you have any questions or desire additional information, please do not hesitate to contact Lori or me.

Sincerely,

HARVARD BIOSCIENCE, INC.

/s/ Jim Green

Jim Green

President and CEO

/s/ Mark Frost

Mark Frost

Date: April 10, 2025